Exhibit 10.3

AGREEMENT FOR SEVERANCE BENEFITS

This Agreement For Severance Benefits (the “Agreement”) is made and entered into by and between Placer Sierra Bank, a California banking association (“Bank”) and Thomas D. Nations (“Employee”) (collectively sometimes referred to as the “Parties”).

WHEREAS, effective June 1, 2006 the Employee will be employed by Bank as Executive Vice President, Chief Credit Officer, and

WHEREAS, effective June 1, 2006 the Bank desires to provide the following severance benefits to Employee in the event Employee’s employment with the Bank is hereafter terminated by Bank without Just Cause, or by Employee for Good Reason (as defined herein) of Bank.

1. Definitions

Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section 1, certain other capitalized terms being defined elsewhere in this Agreement:

(a) “Bank” means Placer Sierra Bank, a California corporation, and any successor or assignee.

(b) “Base Salary” means the monthly salary regularly received by Employee at the time of termination, not including bonuses, commissions, incentive payments, stock options, expense reimbursements or benefits.

(c) “Disability” means an illness or other physical or mental disability which substantially impairs Employee’s ability to perform the essential functions of Employee’s position for a period of at least one hundred eighty (180) days in any two hundred seventy (270)) day period, notwithstanding reasonable accommodation by the Bank to Employee’s known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. Sections 12101-213, the California Fair Employment and Housing Act (California Government Code Sections 12900-12996, or any other state or local law governing the employment of disabled persons (provided such accommodation would not impose an undue hardship on the operation of the Bank’s business or a direct threat to Employee or others), and, as a result of such Disability, Employee has not returned to his or her full-time regular employment prior to termination.

(d) “Employee” has the meaning set forth in the introduction to this Agreement.

(e) “Good Reason” means, without Employee’s express written consent, any of the following events, provided that Employee gives the Bank at least thirty (30) days prior written notice of Employee’s termination with the Bank:

(i)	a reduction by the Employer in the Base Salary as in effect immediately before such reduction;

(ii)	A material and adverse change in Employee’s titles, duties or offices with the Bank which is not cured by Bank within ten (10) business days after Employee delivers written notice to Bank of any such alleged material adverse change.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Bank within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(f) “Just Cause” means:

(i)	the willful and continued failure by Employee to perform substantially Employee’s duties with the Bank (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such failure subsequent to the delivery to Employee of a notice of the Bank’s intent to terminate Employee’s employment without Just Cause or subsequent to Employee’s delivery to the Bank of a notice of Employee’s intent to terminate employment for Good Reason), and such willful and continued failure continues after a demand for substantial performance is delivered to Employee by the Bank which specifically identifies the manner in which Employee has not substantially performed Employee’s duties;

(ii)	the willful engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Bank or its Subsidiaries.

(g) For purposes of determining whether “Just Cause” exists, no act or failure to act on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Bank and its Subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Bank or upon the instructions to Employee by a more senior officer of the Bank shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Bank. The Bank must notify Employee of any event constituting Just Cause within ninety (90) days following the Bank’s knowledge of its existence or such event shall not constitute Just Cause under this Agreement.

(h) “Release” means the Separation and General Release Agreement in the form attached hereto as Exhibit “A”.

(i) “Severance Payment” means the payment of severance compensation as provided in Sections 3 and 4 herein.

2. Right to Severance Payment; Release

Conditioned on the execution and delivery by Employee (or Employee’s beneficiary or personal representative, if applicable) of the Release, Employee shall be entitled to receive a Severance Payment from the Bank in the amount and manner provided in Sections 3 and 4 if Employee’s employment with the Bank terminates for any reason other than:

a.	Death,

b.	Disability,

c.	Termination by the Bank for Just Cause,

d.	Retirement in accordance with the normal retirement policy of the Bank,

e.	Voluntary termination by Employee for other than Good Reason, or

f.	The sale by the Bank of the Subsidiary which employed Employee before such sale, if Employee has been offered employment with the purchaser of such Subsidiary on substantially the same terms and conditions under which such Employee worked for the Subsidiary before the sale.

3. Amount of Severance Payment

If Employee becomes entitled to a Severance Payment under this Agreement, the amount of Employee’s Severance Payment shall equal 12 months of Base Salary, plus any pro-rated bonus for a partial year of employment.

4. Payment of Severance Payment

The Severance Payment to which Employee is entitled shall be paid to Employee in a lump sum on the first regular payroll date after the later of (a) execution by Employee and delivery to Bank of the Release and (b) expiration of any applicable period for revocation provided in the Release.

5. Withholding of Taxes

The Bank may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Bank.

6. Other Benefits

Neither this Agreement nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish Employee’s rights as an employee, whether existing now or hereafter, under any employee benefit, incentive, retirement, welfare, stock option, stock bonus or stock-based, or stock purchase plan, program, policy or arrangement or any written employment agreement or other plan, program policy or arrangement not related to severance.

7. Employment Status

This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain in the employ of the Bank, nor does it impose on the Bank any obligation to retain Employee in his or her present or any other position, nor does it change the status of Employee’s employment as an employee at will. Nothing in this Agreement shall in any way affect the right of the Bank in its absolute discretion to change or reduce Employee’s compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

8. Successor to the Bank

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no succession or assignment had taken place. In such event, the term “Bank”, as used in this Agreement, shall mean (from and after, but not before, the occurrence of such event) the Bank as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

9. Confidentiality

(a)	Nondisclosure of Confidential Material

In the performance of Employee’s duties, Employee have previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Bank or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and has been and/or will be disclosed to Employee in confidence. By Employee’s acceptance of the Severance Payment under this Agreement, Employee shall be deemed to have acknowledged that the Confidential Material constitutes propriety information of the Bank which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Bank has taken efforts reasonable under the circumstances, of which this Section 6 is an example, to maintain its secrecy. Except in the performance of Employee’s duties to the Bank, Employee shall not, directly or indirectly for any reason whatsoever, copy, transmit, disclose or use any such Confidential Material, and Employee will make all reasonable efforts to protect the confidential nature of Confidential Material. Nothing in this agreement shall prevent Employee from using or disclosing information that (i) has been publicly disclosed or was within Employee’s possession prior to its being furnished to Employee by the Bank or becomes available to Employee on a non-confidential basis from a third party (in any of such cases, not due to a breach by Employee of Employee’s obligations to the Bank or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which Employee knows or reasonably should know), (ii) is required to be disclosed by Employee pursuant to applicable law, and Employee provides notice to the Bank of such requirement as promptly as possible, or (iii) was independently acquired or developed by Employee without violating any of the obligations under this Agreement and without relying on Confidential Material of the Bank. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Bank’s business, which Employee has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Bank’s sole and exclusive property and shall be included in the Confidential Material. Upon Employee’s termination of employment with the Bank, or whenever requested by the Bank, Employee shall promptly deliver to the Bank any and all of the Confidential Material and copies thereof, not previously delivered to the Bank, that may be, or at any previous time has been, in Employee’s possession or under Employee’s control.

(b)	Nonsolicitation of Employees

By Employee’s acceptance of the Severance Payment under this Agreement, Employee agrees that, for a period of two (2) years following Employee’s termination of employment with the Bank, neither Employee nor any Person or entity in which Employee has an interest shall solicit any person who was employed on the date of Employee’s termination of employment by the Bank, to leave the employ of the Bank. Nothing in this Section 6 (b) however, shall prohibit Employee or any Person or entity in Employee which Employee has an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. For purposes of this Section 6(b), Employee shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because Employee is the owner of not more than two percent (2%) of the outstanding shares of any class of stock of such corporation, provided Employee has no active participation in the business of such corporation (other than voting Employee’s stock) and Employee do not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

(c)	Equitable Relief

By Employee’s acceptance of the Severance Payment under this Agreement, Employee shall be deemed to have acknowledged that violation of Sections 6 (a) or 6 (b) would cause the Bank irreparable damage for which the Bank cannot be reasonably compensated in damages in an action at law, and that therefore in the event of any breach by Employee of Sections 6 (a) or 6 (b), the Bank shall be entitled to obtain from a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Bank may have for damages under this Agreement or otherwise, and, except as limited in Article VII, all of the Bank’s rights and remedies shall be unrestricted.

10. Arbitration

Any controversy or claim between Employee and the Bank arising out of or relating to or concerning this Agreement (including the covenants contained in Section 6) and any dispute regarding Employee’s employment or the termination of Employee’s employment or any dispute regarding the application, interpretation or validity of this Agreement (each, an “Employment Matter”) will be finally settled by arbitration in a location determined by Employee (which location must be located within the County in which Employee primarily works or worked) and administered by the American Arbitration Association (“AAA”) in accordance with the AAA National Rules for the Resolution of Employment Disputes then in effect. In the event of any conflict between this Agreement and the rules of the American Arbitration Association, the provisions of this Agreement shall be determinative. If the Parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list of seven arbitrators designated by the office of the American Arbitration Association having responsibility for the location selected by Employee, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of such forum. If the Parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each Party has used three strikes, the remaining name on the list shall be the arbitrator. The AAA’s Employment Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to amend or modify the terms of this Agreement (iii) a decision must be rendered within ten business days of the Parties’ closing statements or submission of post-hearing briefs, and (iv) the arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. Each Party shall have the right to conduct reasonable discovery, as determined by the arbitrator. The Parties shall share equally the costs of the arbitrator and the arbitration forum unless a different fee payment arrangement is otherwise required by applicable law to preserve the enforceability of this arbitration provision; Bank will pay the costs of the arbitrator and the arbitration forum to the extent required by applicable law to preserve the enforceability of this arbitration provision. The Parties shall each pay the fees of their own attorneys and the expenses of their own witnesses. Employee or the Bank may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Los Angeles County, California or such other jurisdiction as Employee may determine in Employee’s discretion to enforce any arbitration award under Article VII.

11. Miscellaneous

(a)	Applicable law

To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this agreement, regardless of the choice-of-law rules of the State of California or any other jurisdiction.

(b)	Construction

No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Agreement and any present or future statute law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision with the requirements of the law.

(c)	Severability

This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law and in its reduced form, such provision shall then be enforceable and shall be enforced.

(d)	Headings

The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

(e)	Assignability

Employee’s rights or interests under this Agreement shall not be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee, Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

(f)	Notices

For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses, or sent to the respective telecopier numbers, last given by each Party to the other, provided that all notices to the Bank shall be directed to the attention of the Board of Directors with a copy to the General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, upon return confirmation if telecopied, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

“BANK”	“EMPLOYEE”
PLACER SIERRA BANK	Tom Nations

/s/ Ronald W. Bachli	/s/ Thomas D. Nations
By: Ronald W. Bachli
Title: Chief Executive Officer
Date: May 23, 2006	May 23, 2006

Exhibit A

Separation and General Release Agreement

In connection with the termination of your employment by Placer Sierra Bank (the “Bank”), effective                     , 200__, and in accordance with the terms and conditions of the Agreement for Severance Benefits between you and Bank dated                     , 200__, (the “Agreement”), the Bank agrees to provide you, contingent upon your execution of this Separation and General Release Agreement (“Release”), with the following severance payment and benefits:

A single lump severance payment (including prorated incentive bonus, if applicable) in the amount of $             (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Bank).

In consideration of the payment and benefits set forth above, you agree knowingly and voluntarily as follows:

You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Bank and any parent, subsidiary or affiliate of the Bank, any of their successors or assigns and any of their present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any matter, occurrence or event existing or occurring prior to the execution of this Release, including anything relating to your employment with the Bank and any of its parents, subsidiaries or affiliates or to the termination of such employment or to your status as a shareholder or creditor of the Bank.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”)(except that you do not waive ADEA rights or claims that may arise after the date of this Release).

You agree never to institute any claim, suit or action at law or in equity against any Releasee in any way by reason of any claim you ever had, now have or hereafter may have relating to the matters described in the two preceding paragraphs. You hereby acknowledge that you are familiar with the provisions of California Civil Code Section 1542 and that you expressly waive and relinquish any and all rights or benefits you may have under said Section 1542, to the full extent permitted by law. Said Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The payment and benefits described herein shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from the Bank, its parents, subsidiaries and affiliates and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this Release, you do not waive any of your rights and the Bank shall comply with its obligations with respect to continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

Your signature below will also constitute confirmation that (i) you have been given at least twenty-one (21) days within which to consider this release and its consequences, (ii) you have been advised prior to signing this Release that you should consult with an attorney of your choice, and (iii) you have been advised that you may revoke this Release at any time during the seven (7) day period immediately following the date you signed this letter.

This Release shall be governed by the laws of State of California.

Please confirm by returning to                              the enclosed copy of this Release, signed in the place provided, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

PLACER SIERRA BANK

Name:

Title:

Date:

AGREED AND ACKNOWLEDGED:

Name:

Date: